         As filed with the Securities and Exchange Commission on June 2, 1998

                                                      Registration No. 333-_____

                          SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.

                                       FORM S-4
                                REGISTRATION STATEMENT

                                        UNDER

                              THE SECURITIES ACT OF 1933

                             WESTERN STAFF SERVICES, INC.
                (Exact name of registrant as specified in its charter)


         Delaware                       7363                    94-1266151
 (State of Incorporation)   (Primary Standard Industrial     (I.R.S. Employer
                             Classification Code Number)    Identification No.)

                                   301 Lennon Lane
                         Walnut Creek, California 94598-2453
                                    (925) 930-5300
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                                   W. Robert Stover
                         Chairman and Chief Executive Officer
                                   301 Lennon Lane
                         Walnut Creek, California 94598-2453
                                    (925) 930-5300
                               Facsimile (925) 937-0593
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                             ----------------------------
                                      copies to:


          Robin A. Herman, Esq.                  John W. Campbell III, Esq.
 Senior Vice President, General Counsel            MORRISON & FOERSTER LLP
              and Secretary                           425 Market Street
             301 Lennon Lane                San Francisco, California 94105-2482
   Walnut Creek, California 94598-2453                 (415) 268-7000
             (925) 930-5300                       Facsimile (415) 268-7522
        Facsimile (925) 937-0593


                             ----------------------------

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

                           CALCULATION OF REGISTRATION FEE

                                    PROPOSED        PROPOSED
  TITLE OF EACH                      MAXIMUM         MAXIMUM
     CLASS OF       AMOUNT TO       OFFERING        AGGREGATE       AMOUNT OF
    SECURITIES          BE            PRICE         OFFERING      REGISTRATION
 TO BE REGISTERED   REGISTERED    PER SHARE (1)     PRICE (1)          FEE
 Common Stock,
 $.01 par value      1,500,000        $15.83       $23,745,000      $7,004.78

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average high and low sales prices of the Common Stock reported by the Nasdaq National Market on May 26, 1998. The Offering Price per Share and Aggregate Offering Price have been calculated to give effect to the payment of the Company's previously declared three-for-two Common Stock split effected in the form of a stock dividend payable on May 29, 1998 to shareholders of record at the close of business on May 18, 1998.


                               -----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                      PROSPECTUS

                             WESTERN STAFF SERVICES, INC.

                                   1,500,000 SHARES

                                     COMMON STOCK
                                   ($.01 PAR VALUE)

     Western Staff Services, Inc. (the "Company"), has registered 1,500,000 of its shares of Common Stock, $.01 par value per share (the "Common Stock"), which may be offered by this Prospectus in connection with acquisitions. No period of time has been fixed within which such shares may be offered or sold. Such shares may be issued in exchange for the shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for assets used in or related to the business of such entities. The terms of such acquisitions will generally be determined by direct negotiations with the owners of the business or assets to be acquired or, in the case of entities which are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by the Company. However, under some circumstances, the Company may issue Common Stock covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.

     This Prospectus, as amended or supplemented if appropriate, has also been prepared for use by the persons who have or will receive shares issued by the Company in acquisitions, including shares sold hereunder or received upon exercise of rights to exchange equity securities of the Company's subsidiaries issued in acquisitions, and who wish to offer and sell such shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any profits realized on such sales by such persons may be regarded as underwriting compensation under the Securities Act.

     At April 18, 1998, the end of the second quarter of fiscal 1998, the Company had 15,507,518 shares of Common Stock outstanding, after giving effect to a three-for-two Common Stock split effected in the form of a dividend paid on May 29, 1998. The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq"). On June 1, 1998, the last sale price of the Common Stock on Nasdaq was $17.75 per share.

     All expenses of this offering will be paid by the Company.

     The term "Company" refers to Western Staff Services, Inc., a Delaware corporation and its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The executive offices of the Company are located at 301 Lennon Lane, Walnut Creek, California 94598-2453. The telephone number is
(925) 930-5300.

               THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                           -------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------------

                     THE DATE OF THIS PROSPECTUS IS JUNE 2, 1998

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on Nasdaq, and such reports, proxy and information statements and other information concerning the Company may be inspected at the office of Nasdaq, 1735 K Street, Washington D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                         DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the SEC under the Exchange Act are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended November 1, 1997; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended January 24, 1998; (c) the Company's quarterly report on Form 10-Q for the quarter ended April 18, 1998; and (d) the description of the Registrant's Common Stock which is contained in its Registration Statement on Form 8-A dated March 18, 1996 filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM PAUL A. NORBERG, 301 LENNON LANE, WALNUT CREEK, CALIFORNIA 94598-2453 (TELEPHONE: 925/930-5300), IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                     RISK FACTORS

     THE FOLLOWING RISK FACTORS MAY AFFECT THE VALUE OF THE SECURITIES AND THEREFORE SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. SEE ALSO "FORWARD-LOOKING STATEMENTS."

POSSIBLE ADVERSE EFFECTS OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Historically, the general level of economic activity has significantly affected the demand for temporary personnel. As economic activity has slowed, the use of temporary employees often has been curtailed before permanent employees have been released. In addition, an economic downturn may adversely affect the demand for temporary personnel and may have a material adverse effect on the Company's business, results of operations, cash flows and financial condition. As economic activity has increased and employment rates have increased, temporary employees often have been added to the work force before permanent or regular staff employees have been hired. During these periods of increased economic activity and employment rates, the competition among temporary services firms for qualified temporary personnel is intense. Further, the Company may face increased competitive pricing pressures during such periods. There can be no assurance that during these periods the Company will be able to recruit the temporary personnel necessary to fill its customers' job orders or that such pricing pressures will not adversely affect the Company's business, results of operations, cash flows and financial condition. See "-- Forward-Looking Statements."

RELIANCE ON MANAGEMENT INFORMATION SYSTEMS

     The Company's results of operations are significantly affected by its management information systems. Starting in fiscal 1995, the Company began conversion of all domestic business services offices to a new comprehensive payroll and billing system. This conversion was completed during the first quarter of fiscal 1998. The Company is currently in the process of completing the development of an integrated search and retrieval function within the payroll and billing system and expects to begin roll-out of this feature starting in the fourth quarter of fiscal 1998. The Company is also in the process of evaluating and implementing available hardware and programming options to increase the capacity of the current system to meet projected volume increases. The Company anticipates changing certain of its back office financial accounting and reporting systems during fiscal 1999 to enhance processing, inquiry and reporting functions. Furthermore, during the second quarter of fiscal 1998, the Company began implementation of a wide area network
(WAN) to improve communication and data flow amongst the field offices and corporate headquarters. The Company expects to have a pilot project relating to the WAN completed during the fourth quarter of fiscal 1998. In addition to the business services systems, the Company completed the conversion of its medical services offices to a comprehensive clinical and financial accounting and reporting package during the first quarter of fiscal 1998. The Company is currently working on additional enhancements to the medical system to improve efficiency and performance of the system. There can be no assurance that the Company will meet its anticipated completion dates for planned system enhancements relating to its WAN, search and retrieval systems, financial and accounting reporting systems or its medical system, or that such enhancements will support the Company's actual future growth or provide significant gains in efficiency. The failure of the enhancements to meet these expected goals could result in increased system costs and could have a material adverse effect on the Company's business, results of operations, cash flows and financial condition. See "--Forward-Looking Statements."

VARIABILITY OF OPERATING RESULTS; SEASONALITY

     The Company has experienced significant fluctuations in its operating results and anticipates that these fluctuations may continue. Operating results may fluctuate due to a number of factors, including the demand for the Company's services, the competition within its markets, the loss of a principal customer and the Company's ability to increase the productivity of its existing offices, to control costs and to expand operations and the availability of sufficient personnel. In addition, the Company's results of operations could be adversely affected by severe weather conditions in regions where it operates its business. While the Company has recorded operating income in each of the past five fiscal years, there can be no assurance that it will be able to sustain profitability or that conditions will not have a material adverse effect on its business, results of operations, cash flows and financial condition. Due to all of the foregoing factors, the Company has experienced in the past, and may possibly experience in the future, results of operations below the expectations of public market analysts and investors. The occurrence of such an event would likely have a material adverse effect on the price of the Company's Common Stock. See "-- Forward-Looking Statements" and "--Variability of Employee-Related Costs."

     Additionally, the Company's results of operations have historically been subject to seasonal fluctuations. Demand for temporary staffing historically has been greatest during the Company's fourth fiscal quarter due largely to the planning cycles of many of its customers. Sales for the first fiscal quarter are typically lower due to national holidays as well as plant shutdowns during and after the holiday season. These shutdowns and post-holiday season declines significantly affect job orders received by the Company, particularly in the light industrial sector.

UNCERTAIN ABILITY TO CONTINUE AND MANAGE COMPANY GROWTH; RISKS RELATED TO ACQUISITIONS

     The Company's continued growth depends on a number of factors, including the strength of demand for the Company's services, continued improvements in the productivity of its offices, the ability to open and successfully operate new offices, the ability to maintain margins in the face of competitive pressures and changing regulatory environments, the availability of sufficient working capital, the recruitment, motivation and retention of its branch office or key managers, the recruitment and retention of qualified temporary personnel. See "-- Forward-Looking Statements."

     The Company plans to continue its practice of acquiring independent temporary services firms. The Company may also consider further acquisitions of franchise agents and licensees. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations or expand into new markets. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that a material acquisition will be completed should any negotiations commence. If the Company proceeds with a relatively large acquisition, and the consideration is in the form of cash, a substantial portion of the Company's cash and surplus borrowing capacity could be used to consummate such an acquisition. If the Company proceeds with an acquisition, and the consideration is in the form of the Company's Common Stock, investors participating in these offerings may incur dilution. There can be no assurance that the Company will be able to integrate any such acquisitions in a timely manner without substantial costs or delays or other problems. Once integrated, the acquired entities may not achieve levels of sales, profitability or productivity comparable to the Company's existing offices or perform as otherwise anticipated. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of key personnel, unanticipated problems or legal liabilities, the integration of management information systems, and the amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, results of operations, cash flows and financial condition. To date, the collective acquisitions consummated by the Company have not been material. If the Company were to proceed with a substantial acquisition relative to its operations, the risks of integration would be increased. See "-- Forward-Looking Statements."

     To the extent the Company chooses to use cash consideration for acquisitions in the future, the Company may be required to obtain additional financing in excess of amounts currently available under its existing credit facilities, and there can be no assurance that such financing will be available on favorable terms, if at all.

AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL

     The Company competes with other temporary staffing companies, as well as customers of the Company and other employers, for qualified personnel. A substantial number of the Company's temporary employees during any given year will terminate their employment with the Company to accept permanent or regular staff employment with customers of the Company. The Company may, in the future, encounter difficulty in recruiting sufficient temporary employees of the caliber the Company is committed to providing to its customers. In addition, during periods of decreased unemployment, the Company may incur increased expenses associated with recruiting qualified temporary employees as the pool of potential temporary employees is substantially shallower during such periods, intensifying competition among temporary staffing companies for such employees. The Company's inability to attract and retain a sufficient number of additional qualified temporary employees to support the Company's projected growth or the loss of a significant number of qualified temporary employees could have a material adverse effect on the Company's business, results of operations, cash flows and financial condition. See "-- Forward-Looking Statements."

VARIABILITY OF EMPLOYEE-RELATED COSTS

     The Company is responsible for all employee related expenses for the Company's temporary staff employees of its Company-owned and franchise agent offices including workers' compensation, unemployment insurance, social security taxes, state and local taxes, and other general payroll expenses. The Company's workers' compensation costs were 3.5% of payroll for the fiscal quarter ended April 18, 1998 and 3.6% of payroll for the fiscal quarter ended April 19, 1997. The Company's workers' compensation costs may vary depending upon the mix of business among clerical, light industrial and medical.

     The Company self-insures the deductible amount related to workers' compensation claims under its paid loss retrospective program. The deductible amounts were $500,000 per claim for policy year 1997 and $350,000 for policy years 1996 and 1995. The Company accrues for workers' compensation costs based upon payroll dollars paid to temporary employees. The accrual rates vary based upon the specific risks associated with the work performed by the temporary employee. At the beginning of each policy year, the Company reviews the overall accrual rates with its outside actuaries and makes changes to the rates as necessary based primarily upon historical loss trends.

     Each year, the Company adjusts its historical accruals to the actuarially developed estimate of the ultimate cost for each open policy year. These adjustments can either be increases to workers' compensation costs or decreases, depending upon the actual loss experience of the Company. There can be no assurance that the Company's programs to control worker's compensation expenses will be effective or that loss development trends will not require a charge to costs of services in future periods to increase worker's compensation accruals. See "-- Forward-Looking Statements."

GOVERNMENTAL REGULATION RELATING TO HEALTH CARE PROVIDERS

     As a provider of home care services, the Company is subject to changing federal and state regulations relating to the licensing and certification of its offices and the sale and delivery of its services. Changes in the law and regulations as well as new interpretations enforced by the relevant regulatory agencies could have a material adverse effect on the Company's business, results of operations, cash flows and financial condition.

     On August 5, 1997, President Clinton signed into law the Balanced Budget Act of 1997 (the "Budget Act"), resulting in significant changes to cost based reimbursement for Medicare services provided by home health care providers.
Cost limits were reduced for fiscal years beginning on or after October 1, 1997. Home health agencies will be reimbursed the lowest of: (1) actual costs of operating the agency's Medicare services; (2) a reduced aggregate cost per visit rate; or (3) an aggregate per beneficiary limit.

     The Budget Act requires the Health Care Financing Administration of the U.S. Department of Health and Human Services ("HCFA") to implement a Prospective Payment System ("PPS") for fiscal years beginning on or after October 1, 1999 to replace this cost-based system. The PPS will pay home health agencies a fixed amount for services rendered without regard to their costs. There can be no assurance that such reimbursement rates will cover the costs incurred by the Company to provide Medicare home health care services.

     The impact of these changes on the Company will be to reduce the amount of costs that will be reimbursable, pursuant to the Medicare program, effective November 2, 1997. However, as the Company has not yet received its specific provider based per-beneficiary limits from HCFA it is not possible to quantify the actual amount of the impact of the new reimbursement rates on the Company's results of operations. To address the potential impact of these reimbursement reductions, the Company is assessing the effectiveness of its patient care services and is developing strategies to increase efficiency in providing care to patients. In addition, the Company is reviewing its expenditures for operating costs and general and administrative expenses in an effort to ensure that its costs will be within the amounts that may be reimbursable under the new regulations. The Company currently estimates that the potential effect of the new regulations will not be material to the Company's results of operations for fiscal 1998. However, because the Company cannot presently determine the actual number of patients that will be serviced, the severity of their illnesses or the extent of its ability to reduce general or administrative expenses, and as the Company has not yet been furnished with its specific provider based per-beneficiary limits, there can be no assurance that the ultimate adjustments to revenue as a result of the new regulations will not have a material adverse effect on the business, financial condition, cash flows or results of operations of the Company.

     Additionally, a number of states have adopted laws regulating companies that provide health care services. In many of the states, the Company need only be licensed. In 20 states, a certificate of need ("CON") from the state must be obtained to be a Medicare provider. CON laws restrict the types of care that may be provided and can limit or prohibit the Company's ability to provide certain services and to establish or expand its medical operations. CON requirements and restrictions vary substantially from state to state.

     In addition, the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") accreditation has become important in providing home health care services. As of April 18, 1998, 19 of the Company-owned offices, six franchise agent offices and five licensed offices are accredited by JCAHO.

RISKS RELATED TO THE LOSS OF CUSTOMERS

     As is common in the temporary staffing industry, the Company's engagements to provide services to its customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice. During fiscal 1997 and fiscal 1996, no single customer of the Company accounted for more than 1.0% and 1.5%, respectively, of the Company's sales, excluding license fees. Nonetheless, the loss of any of the Company's significant customers would have an adverse effect on the Company's business, results of operations, cash flows and financial condition. The Company is also subject to credit risk associated with its trade receivables. Should any of the Company's principal customers default on a large receivable, the Company's business, results of operations, cash flows and financial condition could be adversely affected. See "-- Forward-Looking Statements."

RELIANCE ON MANAGERS AND KEY PERSONNEL

     The Company's success depends in part upon its ability to identify, develop and retain qualified employees, particularly branch office, area, regional and zone managers. The Company recruits such personnel from a limited pool of available applicants. In addition, given the relatively decentralized nature of the Company's business, the Company is heavily dependent on the performance and productivity of its branch office managers. The Company establishes performance standards for its branch office managers, and, to the extent these standards are not met, its business, results of operations, cash flows and financial condition could be adversely affected. From time to time, the Company has terminated branch office managers who have failed to meet its performance standards. There can be no assurance that the Company will be able to continue to identify, develop and retain qualified managers or that existing or new branch office managers will be able to meet performance standards set by the Company. The loss of some of its key managers could have a material adverse effect on the Company's business, results of operations, cash flows and financial condition, particularly its ability to establish and maintain customer relationships. See "-- Forward-Looking Statements."

     In addition, the Company is highly dependent on its senior executives, including W. Robert Stover, its Chairman and Chief Executive Officer, Michael K. Phippen, its President and Chief Operating Officer, and Paul A. Norberg, its Executive Vice President and Chief Financial Officer, and on the other members of its executive management team. The Company has entered into an employment agreement with its Chief Executive Officer for continuing employment until he chooses to retire or until his death. The Company does not have employment agreements with its other senior executives, but the Company has entered into employment agreements with certain other members of its executive management team. The loss of the services of any of these key personnel or the inability to attract, retain and motivate sufficient numbers of qualified key employees could have a material adverse effect on the Company's business, results of operations, cash flows and financial conditions. See "-- Forward-Looking Statements."

RISKS RELATED TO FRANCHISE AGENT AND LICENSED OPERATIONS

     Franchise agent and licensed operations comprise a significant portion of the Company's sales of services and license fees. For the fiscal year 1997 and fiscal year 1996, 27.4% and 31.3%, respectively, of the Company's sales of services and license fees were derived from such operations. The Company's ten largest franchise agents for fiscal 1997 (based on sales volume) accounted for 10.1% of total Company sales, excluding license fees. The loss of one or more of the Company's franchise agents or licensees and the associated loss of customers and sales could have a material adverse effect on the Company's business, results of operations, cash flows and financial condition. See "-- Forward-Looking Statements."

     The Company's franchise agent and license agreements contain two-year non-competition covenants which the Company vigorously seeks to enforce. Efforts to enforce the non-competition covenants have resulted in litigation brought by the Company following termination of certain franchise agent agreements. In the past three fiscal years, the Company has commenced a total of two actions to enforce the non-competition covenants, and both actions are presently pending. Should former franchise agents ultimately prevail at trial or successfully appeal, the Company's ability to prevent franchise agents or licensees from operating competitive temporary staffing business could be adversely affected. The Company has incurred, and may continue to incur, substantial attorneys' fees and litigation expenses for such lawsuits, both in furtherance of the Company's role as plaintiff and in defense of counterclaims or cross complaints for which insurance coverage typically is not available. See "-- Forward-Looking Statements."

     The Company's sales of franchises and licenses is regulated by the Federal Trade Commission and by state business opportunity and franchise laws. The Company has either registered, or been exempted from registration, in 14 of the 15 states which require registration in order to offer franchises or licenses. In one of the 15 states, the

Company has not yet sought registration and is therefore not currently authorized to offer franchise or license arrangements.

INTERNATIONAL OPERATIONS

     The Company's international operations are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, fluctuating exchange rates, difficulties in staffing and managing foreign operations, greater working capital requirements and political and economic instability. A portion of the Company's sales outside of North America are denominated in local currencies, and accordingly, the Company is subject to the risks associated with fluctuations in currency rates. There can be no assurance that any of these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results, cash flows and financial condition. See "-- Forward-Looking Statements."

MEDICAL SERVICES

     The Company's medical services subsidiary has completed the migration from the Company's general information system to a comprehensive, industry-specific clinical and financial accounting and reporting system. The system was acquired from a nationally known medical information system company. It is designed to organize and present information in a manner that facilitates the ability of the Company to obtain appropriate and timely reimbursement under Medicare and other programs through electronic billing, while integrating the financial and clinical information which is vital to future managed care controls. The Company is currently working on additional enhancements to the medical systems to improve efficiency and performance of the system. The Company believes that the completed conversion and its planned system enhancements will allow for operating efficiencies in future years. However, there can be no assurance that the completed conversion and any such enhancement will support the Company's actual future growth or provide significant gains in efficiency. Any significant defects in the software, delay in implementing the additional enhancements or failure of the completed enhancements to meet these expected goals could result in increased system costs and have a material adverse effect on the Company's business, results of operations, cash flows and financial condition. See "-- Forward-Looking Statements" and "--Governmental Regulation Relating to Healthcare Providers."

HIGHLY COMPETITIVE MARKET

     The temporary staffing industry is highly competitive. The Company competes for customers and qualified temporary personnel with other full service providers, specialized temporary services firms and home care providers. The majority of its competitors are significantly smaller than the Company; however, many competitors have greater marketing and financial resources. There can be no assurance that the Company will not encounter increased competition in the future, which could limit the Company's ability to maintain or increase its market share or maintain gross margins, and which could have a material adverse effect on the Company's business, results of operations, cash flows and financial conditions. See "-- Forward-Looking Statements."

YEAR 2000 COMPLIANCE

     The Company is in the process of evaluating the impact of the Year 2000 issue and expects to complete such evaluation during fiscal 1998. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with minor modifications to existing software and planned software upgrades and replacements, the Year 2000 issue will not pose significant operational concerns nor have a material adverse effect on the Company's business, financial condition, cash flows or results of operations in any given year. Although the Company does not currently expect that the impact of this computer program flaw will be material, there can be no assurance that the Company will not discover Year 2000 issues with respect to the Company's computer systems in the course of its evaluation process that would have a material adverse effect on the business, financial condition, cash flows or results of operations of the Company. In addition, the Year 2000 issue may impact other entities with which the Company transacts business, and there can be no assurance that such impact will not have a material adverse effect on the business, financial condition, cash flows or results of operations of the Company. See "-- Forward-Looking Statements."

CONTROL BY PRINCIPAL STOCKHOLDER

     The Company's principal stockholder, Mr. Stover, beneficially owns approximately 64.0% of the outstanding shares of Common Stock of the Company and therefore effectively controls the Company. Accordingly, Mr. Stover will have sufficient voting power (without the need to obtain the approval of the Company's other stockholders) to elect the entire Board of Directors of the Company and, in general, to determine the outcome of all matters submitted to the stockholders for approval that require a majority vote. In addition, future sales by Mr. Stover of substantial amounts of Common Stock, or the potential for such sales, could adversely affect the prevailing market price of the Common Stock.

EMPLOYER LIABILITY RISKS

     The Company is in the business of employing people and placing them in the workplace of other businesses. Attendant risks include claims against the Company by regular staff or temporary employees, or by third persons, for physical or emotional injury, harassment, discrimination and other claims. Additional risks include, but are not limited to, fraudulent payroll practices by regular staff or temporary employees of the Company, by franchise agents and licensees and their employees and the unlawful employment by the Company of undocumented workers. The Company's medical services subsidiary places temporary personnel in private homes with limited on-site supervision, thereby subjecting the Company to the additional risk of malpractice and other types of claims. Although the Company has policies and guidelines in place to reduce its exposure to these risks and carries insurance, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of monetary damages or fines. See "-- Forward-Looking Statements."

SHARES ELIGIBLE FOR FUTURE SALE

     As of April 18, 1998, the Company had 15,507,518 shares of Common Stock outstanding, after giving effect to a three-for-two Common Stock Split effected in the form of a dividend paid on May 29, 1998. Of these shares, 3,389,433 shares are freely tradeable under the Securities Act by persons who are not "affiliates" of the Company (in general, an affiliate is any person who has a control relationship with the Company). The remaining 12,118,085 outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are qualified for sale in the public market in compliance with Rule 144.

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities. See "-- Forward-Looking Statements."

     As part of the Company's acquisition strategy, the Company may issue additional shares of its Common Stock. To the extent that the Company is able to execute its acquisition strategy, the number of outstanding shares of Common Stock that will be eligible for sale in the future is likely to increase substantially. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could depress demand for the

Common Stock and result in a lower price than would otherwise be obtained. See "-- Forward-Looking Statements."

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law applicable to the Company could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's Certificate of Incorporation and By-laws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Company's Board of Directors has the authority without action by the Company's stockholders to fix the rights and preferences and issue shares of the Preferred Stock, and to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The Company's Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of the Company's capital stock entitled to vote. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the Company's Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of 66 2/3% of the shares entitled to vote, voting together as a single class. In addition, the Company's By-laws provide that the Company's Board of Directors will be divided into three classes with staggered terms. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of the Company's stock. See "-- Forward-Looking Statements."

FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act which are subject to the "safe harbor" created by those sections. These forward-looking statements include, but are not limited to, statements concerning the Company's strategy, mission, acquisition program, opportunities and goals and the potential development of the market for temporary staffing services.

     These forward-looking statements may be found in the "Prospectus Summary," "Risk Factors," and "The Company." Forward-looking statements not specifically set forth above may also be found in these and other sections of this Prospectus. Actual results could differ materially and adversely from those discussed in the forward-looking statements as a result of certain factors, including those discussed elsewhere in the foregoing in "Risk Factors" section and elsewhere in this Prospectus.


                                     THE COMPANY

OVERVIEW

     The Company provides traditional temporary staffing services to businesses, government agencies and health care organizations in regional and local markets in the United States and selected international markets. Through its network of Company-owned, franchise agent and licensed offices, the Company offers a wide range of temporary staffing solutions, including replacement, supplemental and on-site programs. The Company has 50 years of experience in the staffing industry and operates over 400 offices in 44 states and the District of Columbia as well as Guam and five foreign countries. At April 18, 1998, the end of the second quarter of fiscal 1998, approximately 69% of these offices were owned by the Company, 24% were operated by franchise agents and 7% were operated by licensees. The Company's two primary lines of business are business services and medical services.

     The Company was founded in 1948 and incorporated in California in 1954. In October 1995, the Company reincorporated in Delaware. The Company's executive offices are located at 301 Lennon Lane, Walnut Creek, California 94598-2453 and its telephone number is (925) 930-5300. The Company transacts business through its subsidiaries, the largest of which is Western Staff Services (USA), Inc., a California corporation, that is the primary operating entity.

     References in this Prospectus to (i) the "Company" or "Western" refer to Western Staff Services, Inc., its predecessor and their respective subsidiaries, unless the context otherwise requires, and (ii) franchise agents' refer to the Company's franchisees in their roles as limited agents of the Company in recruiting job applicants, soliciting job orders, filling those orders and handling collection matters upon request, but otherwise refer to the Company's franchisees in their roles as independent contractors of the Company.

BUSINESS SERVICES

     SERVICES.   The Company provides essential support personnel to serve
clerical, light industrial, and light technical staffing needs of customers through a network of offices. At April 18, 1998, the Company's business services comprised 330 offices (excluding license offices) and represented approximately 90% of the Company's fiscal 1998 year-to-date sales, excluding license fees. In the light industrial segment, the Company's temporary personnel perform light-duty, labor intensive tasks, such as unskilled and semi-skilled assembly, packaging, warehousing, manufacturing and mail-house support. The Company's temporary clerical personnel typically perform tasks such as telemarketing, customer service, word processing, copying, data entry and reception. The Company's temporary personnel in the light technical segment provide services such as help desk support, laboratory testing and support and quality control.

     SALES AND MARKETING. The Company markets its temporary personnel services to local and regional customers through its network of Company-owned, franchise agent and licensed offices, as well as through its on-site service locations. The Company coordinates its sales and marketing efforts through its corporate headquarters in cooperation with branch and regional offices. The Company targets small to mid-size companies in regional and local markets. The Company seeks to obtain new customers by focusing on opportunities in regional and local markets through personal sales presentations, telemarketing, direct mail solicitation, referrals from other customers and advertising in a variety of regional and local media, including the Yellow Pages, newspapers, magazines and trade publications. In addition, the Company selectively utilizes local radio advertising in certain markets to enhance its name recognition.

     INTERNATIONAL OPERATIONS. The Company's international operations consist of 63 offices, 23 in the United Kingdom, 23 in Australia, six in New Zealand, four in Denmark and seven in Norway. All of these offices are presently Company-owned and they provide business services. Through these offices, the Company offers temporary personnel in the light industrial and clerical support areas. In addition, the international offices supply permanent employment placements. The Company employs a managing director for each country who oversees all of the Company's operations in that country. For fiscal 1997, 12.6% of the Company's sales, excluding license fees, were derived from the Company's international operations, and sales for the international operations increased 23.2% as compared to fiscal 1996. See "Risk Factors -- International Operations."

MEDICAL SERVICES

     The Company provides temporary personnel to serve an array of home care and institutional health care needs, including registered nurses, licensed practical/vocational nurses, physical, occupational and speech therapists, medical social workers, certified home health and personal care aides, home care companions, and allied health personnel such as pharmacists, medical technicians and phlebotomists. In the third quarter of fiscal 1997, the Company formed a new California corporation known as Western Medical Services, Inc. and transferred the division's assets and liabilities to that subsidiary. Approximately half of the medical services subsidiary's personnel are licensed. During fiscal 1997, approximately 69.1% of the Company's medical services health care sales were derived from home care services and 30.9% were derived from institutional staffing. At April 18, 1998, the medical services subsidiary comprised 55 domestic offices (excluding license offices) and contributed approximately 10% of the Company's fiscal
1998 year-to-date sales, excluding license fees. See "Risk Factors -- Medical Services."

OPERATIONS

     The Company operates through a network of over 400 offices in 44 states and the District of Columbia as well as Guam and five foreign countries. In addition, the Company establishes from time to time recruiting offices both for recruiting potential temporary employees and for testing demand for its services in new market areas. The Company's operations are decentralized, with branch, area, regional and zone managers and franchise agents and licensees enjoying considerable autonomy in hiring, business mix and advertising. The Company seeks highly talented managers and entrepreneurs who are capable of operating independently and who will succeed within the Company's decentralized branch office structure. The Company provides its decentralized branch offices with support from its corporate headquarters in such areas as billing, payroll, credit granting, receivables aging analysis, collections, risk management programs, workers' compensation and state unemployment insurance, marketing support, quality standards, guidance in hiring and training of temporary personnel, operating procedures, customer services, training materials and advice on legal and regulatory matters.

COMPANY-OWNED OFFICES

     Employees of each Company-owned office report to a manager who is responsible for day-to-day operations and the profitability of that office. Office managers generally report to area and/or regional managers. As of April 18, 1998, there were two zone managers and 15 regional managers within the Company's management structure headquartered in their respective geographic areas as well as three regional managers of the medical services subsidiary. In addition to salary, in the Company's business services branch offices, commissions may be earned by all domestic and some international employees. These commissions are based on the gross profit dollars per full-time equivalent employee to motivate employees to maximize the growth and profitability of their offices. In addition, office, area, regional and zone managers are eligible to participate in a return on sales incentive plan that compensates them on a formula based on the net income achieved in their office, area, region or zone.

FRANCHISE AGENT OFFICES

     The Company's franchise agents have the exclusive right by contract to sell certain of the Company's services and to use the Company's service marks, business names and systems in a specified territory. The Company's franchise agent agreements generally allow franchise agents to open multiple offices within their exclusive territories. As of April 18, 1998, the Company's 57 franchise agents operated 100 franchise agent offices.

LICENSED OFFICES

     The Company introduced its licensing program for business services in fiscal 1993 as an alternative to its franchise agent program. In addition, in December 1995, the Company began offering the license program through its medical services division to independent owners who wished to affiliate with the Company. Under the Company's license program the licensee is the employer of the temporary employees and the owner of the customer accounts receivable. In addition, the medical licensee retains the home health agency license and Medicare certification, if any, in its name. The Company retains 8.0% of the non-Medicare gross sales as a service fee and charges a service fee per visit for Medicare services. As of April 18, 1998, the Company had 11 licensees operating 29 licensed offices.

                        SELECTED FINANCIAL AND OPERATING DATA

     The consolidated financial and operating data set forth below (except for the Other Operating Data and System Revenue Data) as of and for the fiscal years ended November 1, 1997, November 2, 1996, October 28, 1995, October 29, 1994 and October 30, 1993 have been derived from the audited consolidated financial statements of the Company, including those incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended November 1, 1997. The consolidated financial and operating data as of and for the fiscal quarters ended April 18, 1998 and January 24, 1998 (incorporated in this Prospectus by reference to the Company's Quarterly Report on Form 10-Q) are unaudited, but have been prepared on the same basis as the audited financial statements, and in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for the fair presentation of the financial position and results of operations for these periods. Consolidated operating results for these fiscal quarters are not necessarily indicative of the results that may be expected for the entire fiscal year.

                                              FISCAL QUARTER ENDED                              FISCAL YEAR
                                           -------------------------  -------------------------------------------------------------
                                             18-APR-98    24-JAN-98       1997       1996 (3)      1995        1994         1993
                                                                          ----       --------      ----        ----         ----
Sales of services and license fees          $  142,565   $  141,155    $ 576,808    $482,073     $399,663    $337,201     $280,512
Operating income                                 5,077        4,317       17,331      15,296       12,233       9,556        2,665
Net income (2)                              $    2,700   $    2,236    $   9,556    $  3,283     $ 10,741    $  8,974     $  2,576
                                           -------------------------  -------------------------------------------------------------
                                           -------------------------  -------------------------------------------------------------
Basic earnings per share (1),(2)            $     0.17   $     0.15    $    0.62    $   0.23     $   0.81    $   0.68     $   0.19
                                           -------------------------  -------------------------------------------------------------
                                           -------------------------  -------------------------------------------------------------
Diluted earnings per share (1),(2)          $     0.17   $     0.14    $    0.62    $   0.23     $   0.81    $   0.68     $   0.19
                                           -------------------------  -------------------------------------------------------------
                                           -------------------------  -------------------------------------------------------------

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital                             $   63,295   $   44,874    $  45,184    $ 31,982     $ 17,349    $ 24,293     $ 18,720
Total assets                                   157,008      153,926      154,530     120,780       96,169      76,367       59,621
Short-term debt                                  4,822       19,222       21,298      11,193       16,838       3,895        4,354
Long-term debt (excluding current portion)      37,417       19,233       17,631       3,603        5,623       4,776        5,093
Stockholders' equity                            62,804       58,885       57,296      49,252       31,792      29,911       22,308

OTHER OPERATING DATA:
Number of offices (at end of period)
  Company-owned                                    285          267          259         237          214         187          179
  Franchise agent                                  100          113          120         119          106          99           97
  Licensed                                          29           23           21          14           21          16            5
                                           -------------------------  -------------------------------------------------------------
    Total                                          414          403          400         370          341         302          281
                                           -------------------------  -------------------------------------------------------------
                                           -------------------------  -------------------------------------------------------------

SYSTEM REVENUE DATA (EXCLUDING LICENSE
FEES):
  Business Services
    Domestic                                  $117,055   $  114,011    $ 473,192    $418,546     $384,202    $327,193     $234,251
    International                               16,208       16,846       72,554      58,872       48,528      35,641       26,279
                                           -------------------------  -------------------------------------------------------------
      Total                                    133,263      130,857      545,746     477,418      432,730     362,834      260,530
  Medical Services                              16,149       15,768       56,176      43,907       38,491      36,791       31,501
                                           -------------------------  -------------------------------------------------------------
      Total system revenue                    $149,412   $  146,625    $ 601,922    $521,325     $471,221    $399,625     $292,031
                                           -------------------------  -------------------------------------------------------------
                                           -------------------------  -------------------------------------------------------------

(1) On May 7, 1998, the Board of Directors declared a three-for-two common stock split effected in the form of a stock dividend payable on May 29, 1998 to shareholders of record at the close of business on May 18, 1998. Per share data has been retroactively adjusted for the stock split for all periods presented.

(2) As of April 30, 1996 and in conjunction with the its initial public offering, the Company elected to terminate its S-corporation status. Prior to that date the Company operated as an S-corporation under Subchapter S of the Internal Revenue Code of 1986, as amended and comparable provisions of certain state income tax laws and, as such, earnings of the Company were subject to taxation at the stockholder level. Basic and diluted earnings per share, on a proforma basis as if the Company had been subject to federal and state income taxation as a C-corporation during each of the periods presented, is $0.61, $0.56, $0.42 and $0.10 for fiscal years 1996, 1995, 1994 and 1993, respectively.

(3) Fiscal 1996 net income includes a non-recurring net charge to earnings of $7,460 as a result of the Company's April 30, 1996 election to terminate its S corporation status.

                                  OFFERED SECURITIES

     The securities of the Company which may be offered from time to time by this Prospectus consist of up to 1,500,000 shares of Common Stock, which the Company proposes to issue in its continuing program of acquisitions. The consideration for any acquisition may consist of cash, notes or other evidences of debt, assumptions of liabilities, equity securities, or a combination thereof, as determined from time to time by negotiations between the Company and the owners of business or properties to be acquired. The Company intends to concentrate its acquisitions in the temporary staffing services industry. If the opportunity arises, however, the Company will attempt to make acquisitions which are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. In general, the terms of acquisitions will be determined by direct negotiations between the representatives of the Company and the owners of the businesses or properties to be acquired or, in the case of entities more widely held, through exchange offers to stockholders or documents soliciting approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by the Company. However, under some circumstances, the Company may issue Common Stock covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.

     This Prospectus, as appropriately amended or supplemented, has also been prepared for use by persons who receive shares issued by the Company in acquisitions, including Common Stock received upon conversion of other equity securities of the Company or its subsidiaries issued in acquisitions, and who wish to offer and sell such shares, on terms then available, in transactions in which they may be deemed affiliates or underwriters within the meaning of the Securities Act (such persons being referred to under this caption as "Selling Shareholders"). Resales may be made pursuant to this Prospectus, as amended or supplemented, pursuant to Rule 145(d) under the Securities Act, or pursuant to an exemption from such Act. Profits realized on resales by Selling Shareholders under certain circumstances may be regarded as underwriting compensation under the Securities Act.

     Resales by Selling Shareholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the Selling Shareholder's agent in the sale of shares by such Selling Shareholder, or such securities firm may purchase shares from the Selling Shareholder as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on Nasdaq or other exchange on which such shares are traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain civil liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be an underwriter within the meaning of the Securities Act, and any commissions earned by such firm may be deemed to be underwriting discounts or commissions under such Act.

     A Prospectus Supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the Selling Shareholder, the participating securities firm, if any, the number of shares involved, and other details of such resale, if appropriate.

     The Common Stock is traded on Nasdaq under the listing symbol "WSTF."

                                    LEGAL MATTERS

     The validity of the Company's Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California.

                                       EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended November 1, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                   ----------------

                                  TABLE OF CONTENTS

                                                                            PAGE


Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

Documents Incorporated by Reference . . . . . . . . . . . . . . . . . . . .   4

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Selected Financial and Operating Data . . . . . . . . . . . . . . . . . . .  15

Offered Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17



                                   1,500,000 SHARES

                             WESTERN STAFF SERVICES, INC.

                                        [LOGO]

                                     COMMON STOCK
                                   ($.01 PAR VALUE)

                                    --------------

                                      PROSPECTUS


                                    --------------


                                     June 2, 1998

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws provide for mandatory indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In connection with the incorporation of the registrant in the State of Delaware, the Registrant has entered into Indemnification Agreements with its directors, certain officers and certain key employees. The Indemnification Agreements provide such directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation also provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for a breach of the directors' fiduciary duty as a director to the Company and its stockholders.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)    Exhibits:

     5.1    Opinion of Morrison & Foerster LLP

     23.1   Consent of Price Waterhouse LLP

     23.2   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

     24.1 Powers of Attorney (set forth on signature page to this Registration Statement).

     (b)    Financial Statement Schedules.  Incorporated by reference to
            Schedule II filed with the Company's Form 10-K, for the year ended November 1, 1997.

ITEM 22.    UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (i) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (ii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

     (5) (i)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (ii) The registrant undertakes that every prospectus: (A) that is filed pursuant to paragraph (i) immediately preceding, or (B) that that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 20 above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on June 1, 1998.

                                             WESTERN STAFF SERVICES, INC.



                                             By: /s/ W. Robert Stover
                                                 ------------------------------
                                                 W. Robert Stover, Chairman and
                                                 Chief Executive Officer

                                  POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael K. Phippen and Paul A. Norberg his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement of the Company covering one million five hundred thousand shares of stock and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                         TITLE                        DATE

  /s/ W. Robert Stover        Director and Chairman of the          June 1, 1998
  ------------------------    Board and Chief Executive
    (W. Robert Stover)        Officer

  /s/ Michael K. Phippen      President, Chief Operating            June 1, 1998
  ------------------------    Officer and Director
   (Michael K. Phippen)

  /s/ Paul A. Norberg         Executive Vice President, Chief       June 1, 1998
  ------------------------    Financial Officer and Director
     (Paul A. Norberg)

  /s/ Gilbert L. Sheffield    Director                              June 1, 1998
  ------------------------
  (Gilbert L. Sheffield)

  /s/ Jack D. Samuelson       Director                              June 1, 1998
  ------------------------
    (Jack D. Samuelson)

  /s/ Dirk A. Sodestrom       Vice President and Controller         June 1, 1998
  ------------------------
    (Dirk A. Sodestrom)

                                    EXHIBIT INDEX



EXHIBIT NO.      EXHIBIT

       5.1       Opinion of Morrison & Foerster LLP

      23.1       Consent of Price Waterhouse LLP

      23.2       Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

      24.1 Powers of Attorney (set forth on signature page to this Registration Statement).